Exhibit 99.1

New Peoples Bankshares, Inc. (“Company”) announced today that the Company and its banking subsidiary, New Peoples Bank (“Bank”) have entered into a written agreement (“Agreement”) with the Federal Reserve Bank of Richmond and the Virginia Bureau of Financial Institutions. Under the Agreement, the Company and the Bank have committed to take certain actions to enhance the Company and the Bank’s major operations, governance and financial condition such as its credit review, credit risk management, the handling of problem loans, credit administration and credit concentrations, capital, and funding. Also, the Company and the Bank have agreed to certain restrictions such as refraining from paying dividends.

“Over the past year management and the Board have been working proactively and have made significant progress in addressing many of these matters while at the same time continuing to serve our customers with our traditionally high level of personal service and dedication” said Jonathan Mullins, President and Chief Executive officer.

“In the face of the severe recession and weak recovery we have substantially increased our loan loss reserves, increased our core deposits, maintained and improved a high annual net interest margin relative to our peer group, appointed a Chief Credit Officer to focus on asset quality, enhanced our credit administration procedures and systems and loan policies and procedures, stress tested our loan portfolio and increased our focus on loan concentrations. The Bank has maintained its “well capitalized” capital status as well. While we expect to make further progress, in the past year we have proactively addressed many of the matters in the Agreement. Throughout this process we remain committed to continuing our mission of providing superior banking services to our communities as well as restoring the Company to more traditional levels of profitability.” Mr. Mullins added.

New Peoples Bankshares, Inc. is a bank holding company with over $850 million in total assets throughout its 29 offices located in Southwest Virginia, southern West Virginia, and northeastern Tennessee. The Company through its subsidiaries provides traditional banking, investments and insurance services.

Contact information: Jonathan H. Mullins, President and CEO 1-276-873-6288

Caution about Forward-Looking Statements

Certain information contained in this press release may include “forward-looking statements.” These forward-looking statements relate to the Company’s future growth, profitability, capital and market position, the execution of its business plans, and expected progress on satisfying the terms of the Written Agreement. Actual results, performance or achievements of the Company might differ materially from those expressed or implied by forward-looking statements. Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to, our ability to complete our recovery plans. For details on these and other factors that could affect expectations, see the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and other filings with the SEC.